Exhibit 99.1

Roundy’s Announces Appointment of Kimberly L. Feil

to Board of Directors; Announces Appointment

of Gregory P. Josefowicz As Lead Director

Milwaukee – March 13, 2015 – Roundy’s, Inc. (Roundy’s) (NYSE: RNDY), a leading grocer in the Midwest, today announced the appointment of Kimberly L. Feil to the Board of Directors.

Ms. Feil currently serves as CEO of bizHive. She brings to the board proven retail marketing experience and a keen understanding of consumer insights, marketing strategy and change management. Ms. Feil’s prior experience includes the Chief Marketing Officer role at OfficeMax, Walgreen Co. and Sara Lee North America. Prior to her tenure at Sara Lee Corporation, Ms. Feil was the Senior Marketing Officer at Kimberly-Clark Corporation. Earlier in her career Ms. Feil was the CEO of Mosaic InfoForce, a joint venture between Mosaic and Information Resources, Inc., and she also held a Senior Vice President, Strategic Planning role with Dr Pepper/7UP Inc.

“We are pleased to welcome Kim to the Board of Directors. The addition of Ms. Feil further strengthens our board. We will benefit from her management expertise and retail experience and I look forward to working with Kim,” said Robert A. Mariano, President and Chief Executive Officer of Roundy’s.

Roundy’s also announced the appointment of Gregory P. Josefowicz as lead director. Mr. Josefowicz will also chair the nominating and corporate governance committee. Mr. Josefowicz has been a director of Roundy’s since March, 2012. Robert A. Mariano, Roundy’s President and Chief Executive Officer, will continue to serve as Chairman of the Board of Directors of the Company.

The new role of lead director is intended to include responsibilities such as: presiding at all meetings at which the Chairman is not present, serving as a liaison between the Chairman and the independent directors, approving information sent to the Board and approving meeting agendas and time schedules for the Board. Roundy’s lead director also has the authority to call meetings of the independent directors.

“Greg is well suited for the role of lead director and I look forward to working closely with him and all members of the Board going forward,” said Mr. Mariano.

Mr. Josefowicz has been a private investor for the past five years. From 1999 to 2006, Mr. Josefowicz served as chairman of the board of directors and chief executive officer of the Borders Group. Thereafter, until January 2008, Mr. Josefowicz was an advisor to Borders’ Board of Directors. Before joining the Borders Group, Mr. Josefowicz served as chief executive officer of the Jewel/Osco division of American Stores Company until its merger with Albertson’s, Inc. After the merger, he became president of Albertson’s Midwest region. Mr. Josefowicz is a director and member of the Audit Committee of the Board of Directors of United States Cellular Corp., and a member of the Board of Directors of True Value Company. He is also a member of the Board of Advisors of Kehe Foods. He previously served as the lead director and member of the Audit Committee of the Board of Directors of Winn-Dixie Stores, Inc., as a director of Ryerson Inc. and Spartan Stores and the non-executive Chairman of the Board of Directors of PetSmart, Inc.

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4.0 billion in sales and more than 22,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 149 retail grocery stores and 99 pharmacies under the Pick ’n Save, Copps, Metro Market and Mariano’s retail banners in Wisconsin, and Illinois. Roundy’s is committed to helping the communities its stores serve through the Roundy’s Foundation. Chartered in 2003, the Roundy’s Foundation mission is to support organizations working to relieve hunger and helping families in crisis due to domestic abuse, neglect and other at-risk situations.

Contact:

James J. Hyland,
VP Investor Relations, Corporate Communications and Public Affairs
414-231-5811
james.hyland@roundys.com

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